For Release: June 22, 2004 2:00 p.m. PDT

Key Gold Establishes Objectives and Completes Debt for Equity Exchange

Boulder – (BUSINESS WIRE) – June 22, 2004 – Key Gold Corporation (OTCBB: KYGC), has established objectives for its third quarter. Key Gold’s first objective is for the relevant governmental authorities in PRC to complete their approval processes for the acquisition by Liaoning Taixing International Gold Mining Co. of rights to explore for precious and non-precious metals and other mineral resources on specified properties south of the Fengcheng, in Liaoning Province in the People’s Republic of China. Key Gold’s second objective is the compilation of results from the geologic mapping and geochemical sampling and the initiation of a drilling program to define the mineral structures for those properties.

“Permission for foreign investment in the Chinese mining industry has only recently been made available to foreign investment. The next few months could prove very exciting to Key Gold, as its interest in the Chinese mining industry, through JHP and its joint venture relationship, is established and expanded,” stated John Anderson, CEO of Key Gold. “We intend to have the drills turning as quickly as possible.”

Key Gold also announced that it has converted $500,000 of third-party debt due in January 2006 into 500,000 shares of its restricted common stock. Mr. Anderson further commented, “the issuance of our shares in exchange for the only major item of debt on our balance sheet is a positive development for Key Gold and indicates the debt holder’s confidence in our business plan.”

Key Gold’s current acquisition interest is focused on prospects within the Fengcheng district, which is located 600km east-northeast of Beijing, PRC. Liaoning Taixing International Gold Mining Co. is the PRC joint venture between JHP Resources Limited (the British Columbia company in which Key Gold has investment rights) and Fengcheng Gold Corporation (the local PRC company).

About Key Gold Corporation:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company’s main focus is exploring for gold, silver, and copper projects in the People’s Republic of China.

Statements herein express management’s beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion by the relevant governmental authorities in PRC of their approval processes; the satisfactory completion of the survey, the availability of sufficient operating capital in Liaoning Taixing International Gold Mining Co., JHP Resources Limited, and Key Gold to effectuate the parties’ respective business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold’s Securities and Exchange Commission filings, including its Schedule 14f-1 and Form 8-K, and subsequent Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management’s expectations.

Contact:
Key Gold Corporation
John Anderson , 303-323-1927